Exhibit 99.1

TeleTech Welcomes Anthony (Tony) Tsai as New Chief Information and Innovation Officer

Proven Customer Experience Leader to Drive Growth and Innovation with Technology Differentiation

DENVER, September 6, 2017 — TeleTech Holdings, Inc. (NASDAQ: TTEC), a leading global provider of customer experience, engagement and growth solutions delivered through its proprietary end-to-end Humanify™ Customer Engagement as a Service offering, today welcomes Anthony (Tony) Tsai as the Company’s new Chief Information and Innovation Officer.  In this executive leadership role, Mr. Tsai will be responsible for overseeing the design and delivery of all technology, information systems and shared technology services at TeleTech. He will be part of the Company’s Executive Committee.

“In the omnichannel environment, there is no longer a clear line between the virtual and physical world. Whether a customer is browsing in a brick and mortar retail store, or shopping on a mobile app, or doing both at the same time, customers expect continuity and simplicity,” explained Ken Tuchman, TeleTech chairman and CEO. “Every cross-channel journey is made up of multiple touchpoints that must be designed, orchestrated and delivered across a growing number of channels. Innovative applications of technology and analytics are central to executing these seamless experiences at scale. Tony’s proven track record of innovation will accelerate our growth with technology solutions that further differentiate our end-to-end Humanify Customer Engagement as a Service platform,” Tuchman concluded.

Prior to joining TeleTech, Mr. Tsai was the Chief Innovation Officer at UST Global, a digital technology company. Between 2015 and 2016, he was the Chief Technology and e-Commerce Officer at Fresh & Easy Markets, and between 2007 and 2015, Mr. Tsai was Executive Vice President of The Beijing Hualian Group. Between 1981 and 2007, Mr. Tsai was with The Procter & Gamble Company, where he held various positions of increasing responsibility, including Chief Information Officer for P&G Information Systems & Business Services and Director, Global Retail Innovation. Mr. Tsai holds a B.S. degree in Engineering & Engineering Management from Stanford University.

“With his deep Consumer Packaged Goods background, Tony brings a true understanding of the customer mindset and the role technology plays in building engaging interactions and lasting relationships. We are thrilled to have him on board and look forward to introducing him to our clients across the globe,” Tuchman concluded.

The Chief Information and Innovation Officer will be responsible for design and delivery of all technology, information systems and shared technology services at TeleTech. As such, Mr. Tsai will oversee solution innovation, go-to-market, deployment, systems integration and ongoing operations. With Mr. Tsai on board, the Company will bring its Customer Technology Services division and its shared services

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organization under one leader to simplify and optimize all of its thought leadership, IP and operational assets.

“TeleTech is uniquely positioned to help clients transform business models though technology-enabled customer experience excellence,” commented Tony Tsai. “I am delighted to be joining an incredible and passionate team of executives, technologists, strategists and service providers.”

ABOUT TELETECH

TeleTech (NASDAQ: TTEC) is a leading global provider of customer experience, engagement and growth solutions delivered through its proprietary end-to-end HumanifyTM Customer Engagement as a Service offering. Founded in 1982, the Company helps its clients acquire, retain and grow profitable customer relationships. Using customer-centric strategy, technology, processes and operations, TeleTech partners with business leadership across marketing, sales and customer care to design and deliver a simple, more human customer experience across every interaction channel. TeleTech’s 48,000 employees live by a set of customer-focused values that guide relationships with clients, their customers, and each other. To learn more about how TeleTech is bringing humanity to the customer experience, visit TeleTech.com.

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